UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2008

NOVA BIOSOURCE FUELS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction		Identification Number)
of incorporation)

363 North Sam Houston Parkway East, Suite 630, Houston, Texas 77060

(Address of Principal Executive Offices)

713-869-6682

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

As previously reported on a Current Report on Form 8-K filed with the SEC on January 2, 2008, on December 26, 2007, Nova Biofuels Seneca, LLC (“Nova Biofuels Seneca”), a subsidiary of Nova Biosource Fuels, Inc. (the “Company”), entered into the $41 million senior secured construction, term and working capital credit facility (the “Credit Facility”) among Nova Biofuels Seneca, the Lenders party thereto, WestLB AG, New York Branch, as administrative agent for the Lenders, WestLB AG, New York Branch, as Issuing Bank with respect to the Letters of Credit, WestLB AG, New York Branch, as collateral agent for the Senior Secured Parties, WestLB AG, New York Branch, as lead arranger and sole bookrunner, and Sterling Bank, a Texas banking corporation, as accounts bank, in connection with the development, construction, installation, engineering, procurement, design, testing, start-up, operation and maintenance of Nova Seneca’s 60 million gallon per year biodiesel refinery located in Seneca, Illinois.

On February 27, 2008, Nova Biofuels Seneca borrowed an aggregate amount of $10.6 million under the Credit Facility for the payment of project costs and other related fees and expenses.  The initial draw took the form of a base rate loan at an interest rate of 9.0% per annum.  The other terms of payment, events of default and other terms and conditions were previously described in the prior Form 8-K.  After taking into account this borrowing under the Credit Facility, Nova Biofuels Seneca has remaining available capacity of $25.4 million of construction and term loans and $5 million of working capital and letters of credit.  In connection with the funding of the loan, the Company entered into a completion guaranty under which the Company guarantees completion of construction of the refinery.

In anticipation of the entry into the Credit Facility, Nova Biofuels Seneca had previously subdivided its real property and conveyed a portion of the real property to its affiliate Nova Biofuels Seneca SIP, LLC (“Nova Biofuels Seneca SIP”), which the Company plans to use for the future construction of a feedstock receiving and processing facility.  In connection with the initial borrowing under the Credit Facility and the grant of the related mortgage and security interests, all outstanding amounts owing to Centrue Bank under the commercial loan agreement used to acquire the Seneca real property were paid in full.  Contemporaneously with the initial borrowing under the Credit Facility and as partial payoff of the prior Centrue commercial loan, Nova Biofuels Seneca SIP, LLC borrowed $1.2 million from Centrue Bank pursuant to a promissory note and mortgage dated as of February 19, 2008.  The new Centrue loan provides for a forty-two month term with a 7.25% fixed interest rate.  In addition, the loan provides for monthly interest only payments for the first six months followed by monthly principal and interest payments of $9,741 for the subsequent thirty-five months of the term with a balloon payment due at maturity. The Company has guaranteed in full the obligations of the borrower under the commercial loan agreement by execution of a guaranty, dated as of February 19, 2008, between the Company, Nova Biofuels Seneca SIP and Centrue Bank.

Under the terms of the new Centrue loan, the repayment obligations may accelerate upon the occurrence of specified events of default, including, among other things, failure of Nova Biofuels Seneca SIP to pay principal or interest in full when due, the bankruptcy or insolvency of Nova Biofuels Seneca SIP or the Company, the merger, dissolution or reorganization of Nova Biofuels Seneca SIP, the non-performance of Nova Biofuels Seneca SIP of certain covenants and obligations, cross-default on any other Centrue financing document or agreement between Nova Biofuels Seneca SIP and Centrue Bank, misrepresentation or concealment by Nova Biofuels Seneca SIP of any material fact or financial information, failure of Nova Biofuels Seneca SIP to satisfy or appeal any judgment against it, use of the real property in a manner that threatens confiscation by any legal authority, any name change of Nova Biofuels Seneca SIP without prior notification, transfer by Nova Biofuels Seneca SIP of substantially all of its funds or property, a good faith determination by Centrue Bank that the value of the real property has declined or is impaired, any material change in the business, ownership, management and financial conditions of Nova Biofuels Seneca SIP without prior notification, and a good faith determination by Centrue Bank that a material adverse change has occurred in Nova Biofuels Seneca SIP’s financial condition or that the prospect of payment or performance under the promissory note or mortgage is impaired.

ITEM 7.01 REGULATION FD DISCLOSURE

Attached hereto as Exhibit 99.1 is a news release issued by Nova Biosource Fuels, Inc.

                The information contained in Item 7.01 of this report and in Exhibits 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

99.1                           News Release dated March 4, 2008

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVA BIOSOURCE FUELS, INC.

	By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer

Date: March 3, 2008

EXHIBIT INDEX

99.1	News Release dated March 4, 2008